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                     July 6, 2021

       Ann Gugino
       Chief Financial Officer
       Papa John's International, Inc.
       2002 Papa John   s Boulevard
       Louisville , Kentucky 40299

                                                        Re: Papa John's
International, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 27, 2020
                                                            Filed February 25,
2021
                                                            File No. 000-21660

       Dear Ms. Gugino:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Caroline Oyler